Exhibit 99.1
CONTACT INFORMATION
Investor Relations, Hillenbrand, Inc.
Contact: Mark R. Lanning, Vice President of Investor Relations and Treasurer
Phone: 812-934-7256
E-mail: mrlanning@hillenbrand.com
Hillenbrand Board of Directors
Appoints Joe Loughrey as New Director
BATESVILLE, Ind., Feb. 11, 2009 /PRNewswire-FirstCall/ — The board of directors of Hillenbrand, Inc. (NYSE:HI) has elected F.J. (Joe) Loughrey to a newly created board seat, effective immediately.
“We’re delighted to have Joe join our board as a director,” said Ray J. Hillenbrand, chairman of the Hillenbrand board of directors. “He is a talented, experienced senior executive with broad international and domestic experience. Joe is a man of great character, and we believe he will play an important role in helping us build shareholder value now and in the years to come.”
Loughrey has been vice chairman of the board of directors for Cummins Inc. (NYSE:CMI) since Aug. 1, 2008, after serving at Cummins in a variety of roles for 35 years, most recently as the company’s president and chief operating officer. Cummins is the world’s largest diesel engine manufacturer, with sales of $14.3 billion in 2008.
Active in the business community, Loughrey serves on a number of boards, including as chairman for Conexus Indiana and as a member of the boards of Sauer-Danfoss, the Cummins Foundation, the National Association of Manufacturers, The Manufacturing Institute and the Columbus Community Education Coalition.
“I’m very pleased to be joining Hillenbrand’s board at this exciting time in the company’s history,” said Loughrey. “Hillenbrand is well-positioned to leverage Batesville Casket Company’s expertise in operational excellence, lean manufacturing and continuous improvement to create growth opportunities for the enterprise.”
Loughrey is a graduate of the University of Notre Dame, with a bachelor’s degree in economics and African studies.

ABOUT HILLENBRAND, INC.
Hillenbrand, Inc. (www.HillenbrandInc.com) is the holding company for Batesville Casket Company, a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products. HI-INC-C